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                           EXHIBIT 10.16

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                        CAN SUPPLY AGREEMENT

This Agreement is made this 7th day of November, 1995 between AMERICAN NATIONAL CAN COMPANY, a Delaware corporation, with its principal offices at 8770 W. Bryn Mawr Avenue, Chicago, Illinois 60631 ("ANC"), and COCA-COLA BOTTLING COMPANY CONSOLIDATED, with its principal offices at 1900 Rexford Road, Charlotte, NC 28211-3481 ("Buyer"), and covers the manufacture and supply by ANC to Buyer and the purchase by Buyer of two-piece aluminum beverage can bodies and ends (herein collectively referred to as "cans" or "containers") of the specifications and quantities referred to hereinbelow.

WHEREAS, the parties are desirous of entering into a long-term supply agreement covering certain of Buyer's requirements of Containers; and

WHEREAS, the parties are desirous of establishing pricing for the containers to be purchased and sold hereunder, with a floor and ceiling cost for aluminum ingot ("Ingot Band") which will, over the term of this Agreement, limit the extreme volatility which both parties have experienced in the recent past with respect to can pricing and particularly with respect to aluminum costs; and

WHEREAS, in order to accomplish this goal of predictability of pricing, the parties are willing to commit themselves to purchase and sell, as the case may be, the quantity of containers stated herein utilizing aluminum covered by an Ingot Band, and the parties recognize that each of them has the ability to protect itself against the fluctuation in the cost of aluminum above or below the Ingot Band by purchasing the appropriate downside or upside protection, which is available in the marketplace.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Description of Products. This Agreement relates to containers of the specifications set forth on Exhibit A attached hereto, required by Buyer at its can filling location(s) set forth on Exhibit B (and at any additional or substitute facilities where Buyer may fill cans if this contract covers all of Buyer's can requirements).

2. Term. The initial term of this Agreement shall be five (5) years commencing January 1, 1996 and terminating December 31, 2000. This Agreement shall be automatically extended for one additional year beyond the initial term (i.e., until December 31, 2001) if, during the period July 1, 1999 through December 31, 1999, the daily London Metal Exchange cash settlement price for aluminum ingot plus the Midwest premium for that ingot (the "Midwest Ingot Price") is outside of the Ingot Band referenced on Exhibit C attached hereto, on more than 75% of the dates when the market is open.

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3. Volume.

(a) Buyer agrees to buy and ANC agrees to sell, in each calendar year during the term of this Agreement: choose one (i) 70% of Buyer's total
requirements of cans; or (ii)       million cans. Can bodies and ends shall be
purchased by Buyer and supplied by ANC in substantially equal volumes.

(b) The foregoing annual volume of containers to be purchased hereunder may not be changed by Buyer during the terms of this Agreement without the written consent of ANC although ANC will use its commercially reasonable best efforts to accommodate year over year changes hereafter requested by Buyer in its annual volume.

(c) ANC will not be required to provide more than 55% of Buyer's annual band-priced volume hereunder in either of the following six month periods throughout the term hereof: (i) April 1 through September 30;
(ii) October 1 through March 31.

4. Pricing

(a) Prices under this Agreement shall be established and adjusted in accordance with the terms, conditions and limitations set forth on Exhibit C attached hereto. In addition to the price adjustment mechanisms set forth on Exhibit C, any changes in the specifications of containers supplied hereunder may result in an upward or downward price adjustment.

(b) ANC will in no event be required to meet competitive band formulas or other competitive offers driven by lower metal costs; however, and notwithstanding the foregoing, ANC intends to be competitive with specific offers not driven by lower metal costs.

(c) Buyer and ANC recognize and agree that fluctuations in the price of aluminum may drive the spot price of aluminum above the ceiling price or below the floor price of the Ingot Band, as such ceiling and floor prices may be adjusted from time to time in accordance with Exhibit C. However, Buyer and ANC agree to purchase and sell the quantities agreed to hereunder with aluminum ingot costs no higher than such ceiling prices nor lower than such floor prices notwithstanding any such fluctuations. The parties recognize that protection against any such market fluctuation is available to be purchased in the marketplace.

5. Payment Terms. Payment terms shall be: 1% 10, net 30 days. Interest shall be assessed on all past-due amounts at the annual rate of two (2%) percent above the prime rate of interest at the First National Bank of Chicago, Chicago, Illinois.

6. Delivery. Buyer shall advise ANC, prior to October 31, of its annual requirements of containers under this Agreement for the upcoming calendar year (the "Forecasted Volume"). ANC shall not be required under any circumstances to sell band priced containers to Buyer in excess of such Forecasted volume. If the Forecasted Volume is in excess of or less than the volume referred to in subparagraph 3(a) above, ANC shall only be required to use its commercially reasonable best efforts to provide such excess to Buyer or accommodate such shortfall. In the event that the Forecasted Volume is in excess of the volume referenced in subparagraph 3(a), ANC shall first attempt to secure metal within the then current band pricing range. If ANC is unsuccessful in securing band pricing for such excess, then pricing for the excess volume will be based on the Midwest Ingot Price on the date ANC purchases metal to satisfy Buyer's excess requirements.


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7. Effect of Termination. Upon termination of this Agreement, for any reason, Buyer shall accept all completed, specially fabricated or lithographed containers and related items previously ordered, acquired or committed for by ANC in reasonable quantities in anticipation of Buyer's normal can requirements.

8. Warranties, Claims and Limitation of Liability.

(a) ANC hereby warrants to Buyer that the containers to be manufactured and sold to Buyer hereunder shall be free from defects in workmanship and materials, and shall conform to the specifications set forth in Exhibit A attached hereto. EXCEPT AS EXPRESSLY STATED ABOVE, THERE ARE NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b) ANC shall not be liable to Buyer or to any other person where the claimed damages result from: (1) Buyer's faulty assembly or closure of the can body and loose end; (2) rust or outside corrosion on containers occurring after Buyer's receipt, except when caused by ANC's faulty workmanship or imperfect materials; (3) the failure of Buyer (or any other party from time to time having custody or control of allegedly defective goods) to exercise reasonable care in conveying, warehousing, using, packing, handling, distributing or storing filled or unfilled containers; or (4) the failure of empty or filled containers exported or used in foreign countries unless a special warranty has been specifically approved by ANC to cover such exported containers.

(c) Seller shall give immediate consideration to settlement of Buyer's claims, but in no event shall Seller be liable on any claim unless notice thereof is received by ANC by the earliest of: (i) 30 days after discovery of an alleged defect; (ii) 60 days after the alleged defect reasonably should have been discovered; and (iii) 365 days after Buyer's filling of allegedly defective containers. Failure to assert a claim within such period shall constitute a waiver of the claim, and shall discharge Seller from any responsibility.

(d) ANC's liability to Buyer hereunder shall be limited to Buyer's cost of the defective containers, cost of the contents of the containers lost as a direct result of the defect, and the reasonable cost of recovery and disposition of defective containers (but as to the latter, only to the extent reasonably required). ANC shall also be responsible for the defense of claims by third parties to the extent arising out of a container defect provided that ANC is given adequate advance notice of such claim and the opportunity to defend such claim by counsel of its own choosing.

9. Force Majeure. Except for the payment of money due hereunder, ANC and Buyer shall be excused for failure to perform under this Agreement where such failure results from circumstances beyond the affected party's reasonable control including, without limitation, such circumstances as fire, storm, flood, earthquake, strikes, work stoppages or slowdowns, delay or failure of transportation or suppliers, acts of the public enemy, acts of God or acts, regulations, priorities or actions of the United States, a state or any local government or agents or instrumentalities thereof.

10. Notices. All notices, requests or other communications shall be in writing, and shall be deemed given when delivered personally or deposited in the United States mail, postage


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prepaid, or to a courier service and properly addressed to Buyer at:
1900 Rexford Road, Charlotte, NC 28211-3481 and to ANC at: 8770 W. Bryn Mawr Ave., Chicago, IL 60631, Attn: Sales Department, or to such other address as either party may, from time to time, designate to the other in writing.

11. Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto including, without limitation, a purchaser, transferee or successor by merger of substantially all of the business or assets of either Buyer or ANC. Buyer hereby agrees to require the purchaser or transferee of all or any portion of its can filling operations to assume that portion of this requirements contract that relates to the portion of its operations being sold or transferred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

AMERICAN NATIONAL                  COCA-COLA BOTTLING
CAN COMPANY                        COMPANY CONSOLIDATED

By:  (sig of James R. Turner)       By: (sig of David V. Singer)
      James R. Turner                    David V. Singer

Title:                             Title: Vice President and Chief
      Senior Vice President, Sales        Financial Officer

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